FOR IMMEDIATE RELEASE



INVESTOR CONTACT:
Thomson Financial IR
Holly Weer, 212/510-9282
holly.weer@tfn.com

Science Dynamics Corporation Signs Agreement for $40 Million in Equity
Financing

Cherry Hill, NJ   (March 15, 2001) -- Science Dynamics Corporation "SciDyn"
(NASDAQ: SIDY), a leading developer of Internet Protocol-based (IP) telephony solutions and services, announced today that it has signed a definitive agreement to receive up to $40 million in equity financing from Alpha Venture Capital Inc., a member of the Alpha Group of Funds. The
Alpha Group is a $750 million private equity fund specializing in providing financing to emerging small-cap and mid-cap companies in domestic and global markets.

"We are pleased to have reached this agreement on funding with terms which we believe are favorable to SciDyn", said Joy Hartman, President and Chief Executive Officer of SciDyn. She continued, "This financing strengthens SciDyn's overall financial position, allows us additional flexibility and access to resources that will enable us to further execute on our business plan, and move us towards profitability."

Under the terms of the equity line agreement, SciDyn will have the right to sell up to $40 million of its common stock to Alpha Venture Capital Inc. SciDyn has sole discretion, subject to certain volume limitations and conditions, to draw down upon such funds as its capital needs dictate.
The sale price of the common stock will not exceed ten percent off an average closing bid price to be calculated at the time of each sale. In connection with such financing Alpha Venture Capital Inc. has been issued warrants to purchase 500,000 shares of SciDyn's common stock at an exercise price of five dollars per share. Additional warrants to purchase up to 500,000 shares of SciDyn common stock at exercise prices equal to the current bid price will be issued on a pro rata basis at the time of each sale. The term of the equity line is for eight months with an automatic one-year extension if at least ten percent or $4 million is drawn down during the initial eight-month period.

The Company plans to use the proceeds for research and development as well as for other general corporate purposes, and is available for potential acquisitions and investments in complementary businesses, products, or technologies.

Commenting on the agreement, Sheldon Hofferman, Chairman of the Company's Board of Directors said, "I believe this is an important move for us in terms of solidifying our fiscal soundness and ensuring that we can continue to execute on our business strategy. This agreement offers SciDyn additional flexibility and the ability to manage our access to capital while trying to keep dilution to a minimum."

He continued, "SciDyn remains committed to the development and production of a balanced and diversified product lineup that addresses both emerging and well-established markets within the telecom equipment space.
We feel that we are on course with a product lineup that includes our VoIP gateways, as well as our Video over Frame Relay, and Commander
Inmate Telephone Control System products. Additionally, we are mindful of the ongoing need to continue to seek out additional opportunities to expand and grow our sales and marketing channels."
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The equity financing draw downs are subject to a limit of 300 percent of the "Average Daily Trading Volume", defined as the dollar amount of the average daily trading volume of shares of the Company's common stock, calculated based upon the average bid price and average daily trading volume traded over the twenty trading days preceding multiple put dates.
As such, SciDyn's ability to access these funds in sufficient amounts will be directly related to the average daily trading volume as defined. The agreement contains other provisions, which may have the potential to limit SciDyn's ability to draw down funds. The agreement can be accessed in its entirety as a part of SciDyn's filings made with the Securities and Exchange Commission, and is attached to the Company's recently filed 8-K.

Funding under the agreement is also subject to completion of certain terms and conditions, including a registration process with the Securities and Exchange Commission. No public offering of the Company's common stock will be made except by means of a prospectus under an effective registration statement.

Headquartered in Cherry Hill, New Jersey, Science Dynamics Corporation (SciDyn) is a leading developer of telecommunications solutions. SciDyn's IP telephony products enable the seamless connection between traditional circuit-switch based networks and the next generation of packet-based networks. Products include: The IntegratorC-2000 series of IP Telephony Gateways; the Commander II Inmate Control phone system (also based on the IntegratorC-2000 architecture) and the VFX-200 series of Video over Frame Relay Access Devices (FRADs). Visit Science Dynamics' website at http://www.SciDyn.com.

Except for the historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of the competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.

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